Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At Landec Corporation:	At Chiquita Brands International, Inc.:
Gregory S. Skinner	Michael R. Mitchell
Vice President Finance and CFO	Director, Corporate Communications
(650) 306-1650	(513) 784-8959 (office)
gregskinner@landec.com	(513) 807-6453 (mobile)
or	mmitchell@chiquita.com
EAS & Associates:
Liz Saghi
(805) 687-2038
esaghi@inalliance.com

LANDEC CORPORATION AND CHIQUITA BRANDS INTERNATIONAL ANNOUNCE
JOINT TECHNOLOGY DEVELOPMENT AND SUPPLY AGREEMENT

Proprietary Packaging Technology Extends Banana Shelf-Life to Meet Consumer Needs

MENLO PARK, Calif., and CINCINNATI, Ohio– Sept. 9, 2004 – Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, and Chiquita Brands International, Inc. (NYSE: CQB) announced today that Landec’s food subsidiary, Apio, Inc., has entered into a joint technology development and supply agreement with Chiquita to provide Landec’s patented Intelimer® packaging technology for Chiquita bananas.

“This agreement is the culmination of several years of market trials to successfully validate our proprietary Intelimer packaging technology with bananas and its value in the marketplace,” said Gary Steele, Landec’s Chairman and Chief Executive Officer.  “We are pleased that Chiquita recognizes the unique properties of our Intelimer technology and plans to use our packaging technology to add value to its banana products globally.”

“We have been evaluating the Intelimer packaging technology for bananas for two years and, based on the results, we believe this product will effectively extend the shelf life of bananas, which offers a significant benefit to our customers and consumers,” said Fernando Aguirre, Chiquita’s Chairman and Chief Executive Officer.

Under the long-term agreement, Apio will supply Chiquita with its proprietary Intelimer banana packaging technology on a worldwide basis for the ripening, conservation and shelf-life extension of bananas in selective applications on an exclusive basis and for other applications on a non-exclusive basis.  In addition, Apio will provide Chiquita with ongoing research and development, process technology support for the Intelimer membranes and bags, and technical service support throughout the customer chain in order to assist in the development and market acceptance of the technology.

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For its part, Chiquita will provide marketing, distribution and retail sales support for Chiquita bananas sold worldwide in Intelimer packaging.  To maintain the exclusive license, Chiquita must meet minimum purchase thresholds of Intelimer-based banana packages. Commercial shipments of Chiquita products utilizing Landec’s Intelimer packaging are scheduled to begin in early 2005.

Chiquita and Landec have also agreed to work together to exploit the Intelimer packaging technology for other novel packaging applications using Chiquita bananas.

In addition, the two companies entered into a stock purchase agreement, whereby Landec will sell to Chiquita up to 500,000 shares of Landec common stock.  The actual number and purchase price of the shares to be sold will be determined by an agreed formula based on the weighted average daily closing price of Landec’s stock over the next 20 trading days.

“This agreement is consistent with our stated goals to expand the use of our proprietary technology and begin commercial sales of our Intelimer packaging technology for bananas during the second half of fiscal year 2005,” Steele said.  “This is a milestone for Landec’s proprietary banana packaging program. We have invested considerable efforts over the past three years in developing a variety of proprietary packaging products to extend the shelf life of bananas.  We are now positioned to capitalize on our investments in research and development, manufacturing and market research for banana packaging technology through this agreement.”

Chiquita Brands International, Inc. is a leading international marketer, producer and distributor of high-quality bananas  and other fresh produce, which are sold primarily under Chiquita® premium brands and related trademarks.  The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value added fruit products. Additional information is available at www.chiquita.com.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. Its temperature-activated polymer products are based on its proprietary Intelimer polymers, which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. Additional information is available at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2004. (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

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